MATTERS SUBMITTED TO A VOTE OF
SECURITY HOLDERS


We do hereby incorporate the following
attachment in reference to the Plan of
Liquidation and Dissolution of the
Foreign & Colonial Emerging Middle East
Fund.  The filing is located at
www.freeedgar.com under Foreign & Colonial
Emerging Middle East Fund.  The type of
document is DEFS14A (definitive proxy
statement) and it was filed on May 4, 2000.